Exhibit 4.21
Master Lease Facility Agreement
Morobe Consolidated Goldfields Limited
Westpac Bank PNG Limited
Hidden Valley Gold Project
Allens Arthur Robinson
Deutsche Bank Place
Corner Hunter and Phillip Streets
Sydney NSW 2000
Tel 61 2 9230 4000
Fax 61 2 9230 5333
www.aar.com.au
© Copyright Allens Arthur Robinson 2007

Date		2007

Parties

	1.	Morobe Consolidated Goldfields Limited incorporated in Papua New Guinea of Level 4, Mogoru Moto Building, Champion Parade, (PO Box 850) Port Moresby, Papua New Guinea (the Lessee); and

	2.	Westpac Bank PNG Limited of Level 9, Deloitte Tower, Douglas Street, Port Moresby NCD, Papua New Guinea as lessor under the Master Lease Agreement (Westpac).

Recitals

	A	As arranged by Westpac Institutional Bank, a division of Westpac Banking Corporation (the Arranger) Westpac Bank PNG Limited (Westpac) is pleased to offer Morobe Consolidated Goldfields Limited (the Lessee) a master lease facility on the following terms.
Capitalised terms used in this Agreement are defined in the text or in Schedule 1 unless the context requires otherwise. They will be interpreted on the basis set out in Schedule 1.
MASTER LEASE DETAILS

Lessee:	Morobe Consolidated Goldfields Limited.

Facility Limit:	US$31,000,000 as reduced or cancelled under clauses 2.3 and 4.3.

Term:	This master lease facility will expire on 30 June 2013 or such other date agreed between the parties and is terminable on notice by Westpac following an Event of Default. That does not affect any Lease previously entered into under this master lease facility.

Individual Leases shall have a term not exceeding five (5) years and 91 days from the Delivery Date.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
1.	THE FACILITY
1.1 Facility
Provided the facility provided under this Agreement has not been terminated and has not expired, the Lessee can require Westpac to let equipment for hire to the Lessee on the terms of this facility on any Business Day. The Lease will be substantially in the form of Schedule 5. The rate and period of each Lease will be as set out in the Details Schedule of the relevant Lease.
1.2 Conditions Precedent
1.2.1 The obligations of Westpac under this Agreement are subject to the fulfilment of the following conditions precedent, namely
1.2.1.1 the Lessee must:
w	sign and return a copy of this Agreement to Westpac;

w	provide to Westpac a duly executed copy of the Intercreditor Deed and certified copies of each Project Document which has been entered into on or before the date of this Agreement;

w	deliver a verification certificate to Westpac dated no later than the date of this Agreement substantially in the form of Schedule 4A with the required attachments;

w	procure that HGMC and HGM each delivers a verification certificate to Westpac dated no later than the date of this Agreement substantially in the form of schedule 4B with the required attachments;

w	provide evidence to Westpac that all Authorisations and consents necessary for each party to enter into and perform its obligations under the Bank Documents have been obtained and are in full force and effect;

w	provide evidence to Westpac that all shareholder loans to the Lessee outstanding prior to the date of this Agreement have been converted to equity;

w	provide evidence (including providing certificates of currency for each insurance policy) to Westpac that the Equipment has been or will be insured in accordance with clause 6.7 of schedule 3 (Schedule of Lease Terms);

w	provide to Westpac the Deed of Assignment, duly executed by all parties to it (except Westpac);

w	procure that Komatsu duly executes the Komatsu Guarantee and deliver a certified copy to Westpac;
each to the satisfaction of, or (where relevant) in form and substance satisfactory to, Westpac.
1.2.1.2 Westpac must:
w	be satisfied as to the financial capability of Komatsu to support the obligations that arise as guarantor of the Contractor under the Sell Back Option and the Maintenance Contract and its own obligations under the Komatsu Guarantee;

w	be satisfied as to the financial capability of the Contractor to support its own obligations under the Sell Back Option and the Maintenance Contract;

w	be satisfied with Project economics as evidenced by the Financial Model and mine plan as at the date of execution of this Agreement;

w	be satisfied that the Project complies with the World Bank Guidelines;

w	procure from Allens Arthur Robinson in Port Moresby and Sydney opinions as to the Bank Documents and their enforceability under New South Wales, Australian and Papua New Guinea law, which opinion shall be in form and substance satisfactory to Westpac;

Morobe Consolidated Goldfields Limited - Master Lease Agreement
w	receive from the Lessee an opinion procured by the Lessee from Legal counsel approved by Westpac as to:
(a)	Singapore law in relation to the Komatsu Guarantee;

(b)	South African law in relation to HGMC’s entry into the Intercreditor Deed; and

(c)	Isle of Man law in relation to the Project Lender’s entry into the Intercreditor Deed, which opinions shall be in form and substance satisfactory to Westpac; and
w	receive from the Lessee such other information as may reasonably be requested by Westpac and Westpac must be satisfied with that information.
1.2.2 Each Lease is subject to and shall not commence until the fulfilment (or waiver by Westpac in its absolute discretion) of the following conditions precedent, namely, the Lessee must:
w	provide Westpac with a completed and duly executed Lease Request in accordance with clause 2.2;

w	pay the Order Instalment in respect of that item of Equipment to Westpac on or before the Order Date for that item;

w	provide Westpac with completed and executed equipment documentation in respect of the relevant item of Equipment;

w	either:
(i)	provide to Westpac cash security to the satisfaction of Westpac equivalent to 12 months Rent Instalments (at a rate to be advised by Westpac calculated assuming that Leases are entered into for the full Facility Limit with a Base Rate as for the Term Instalments and assuming the Delivery Date is the date on which the relevant Lease is prepared); or

(ii)	provide Westpac with a certificate signed by 2 directors of the Lessee indicating that the Project is fully funded to date and there are available sufficient funds to satisfy the financial requirements of the Project to Project Completion;
w	in respect of the first Lease only following the entry into a new Maintenance Contract with a new maintenance contractor, provide a certified copy of that Maintenance Contract to Westpac and satisfy Westpac as to the financial capacity of the new maintenance contractor to perform its obligations under the new Maintenance Contract;

w	provide to Westpac certified copies of each Project Document which has not already been provided under clause 1.2.1.1 (other than the Project Loan Agreement and Project Charge);

w	provide evidence to Westpac of the payment of all fees and expenses which are due; and

w	provide Westpac with the financial statements and financial information for the Lessee and HGMC and such other information in relation to the Lessee, or any other party to the Bank Documents or the Project Documents as may reasonably be requested by Westpac and Westpac must be satisfied with that information;
each to the satisfaction of, or (where relevant) in form and substance satisfactory to, Westpac and at the date of the Drawdown Notice:
w	no Event of Default is subsisting or will result from the drawdown, or event which with notice or time would become an Event of Default;

w	no event or change has occurred to the Lessee or any other party to the Bank Documents or the Project Documents that has or would be likely to have a Material Adverse Effect;

w	drawdown will not cause the Facility Limit to be exceeded; and

w	each representation and warranty in the Bank Documents is true and correct in all material respects and not misleading nor deceptive in any material respect as of the date of the

Morobe Consolidated Goldfields Limited - Master Lease Agreement
drawdown and the date of purchase.
1.2.3 The parties shall use their respective reasonable endeavours to satisfy the conditions precedent in clause 1.2.1 as soon as practicable after the execution of this Agreement. Each party shall notify the other party as soon as practicable after each condition precedent has been satisfied or fulfilled by such party and Westpac shall give notice to the Lessee when all of the conditions precedent in clause 1.1.1 have been satisfied or waived. The conditions are for the benefit of Westpac and may be waived in whole or in part by Westpac by notice to the Lessee in writing. The Lessee shall bear the reasonable costs of procuring the opinions described in clause 1.2.1.2.
1.2.4 If the conditions precedent in clause 1.2.1 are not each satisfied or waived within 30 days from the date of execution of this Agreement (or such later date as the parties may agree in writing) then either party shall have the right to immediately terminate this Agreement by giving written notice to the other party to that effect. If the Agreement is terminated in accordance with this clause, no party will have any further obligation to the other parties and the parties will have no claim against each other, except, in the case of Westpac any claim against the Lessee in respect of outstanding fees, costs and expenses under clause 4 of this Agreement or indemnities under clause 5.4 of the Lease Terms.
2.	LEASING PROCEDURES
2.1	Purchase of Equipment
*	(Order) The Equipment shall be ordered by the Lessee in accordance with the Supply Contract.

*	(purchase) The Equipment shall be purchased by Westpac in accordance with the Supply Contract.

*	(title) Property in Equipment purchased under this Agreement shall pass directly from the Contractor to Westpac.

*	(payment of purchase price) Subject to the fulfilment of the conditions precedent in clause 1.2.2:
(a)	Westpac must pay the Order Instalment to the Contractor on the Order Date;

(b)	and the receipt by Westpac on or before the Shipping Date of the Drawdown Notice for the Shipping Instalment, the relevant Contractor’s invoice and Bill of Lading in respect of the relevant item of Equipment and the Escrow Portion and 15% of the Estimated PNGP from the Lessee, Westpac must pay the Shipping Instalment to the Contractor on the Shipping Date; and

(c)	and the receipt by Westpac of the Drawdown Notice for the PNGP, the relevant Contractor’s invoice from the Lessee and a copy of the relevant Handover Certificate and the PNGP Adjustment (if owing to Westpac in accordance with clause 5.10(a)), Westpac must pay the PNGP to the Contractor.
*	(escrow portion) Westpac will hold the Escrow Portion in escrow and pay the Escrow Portion to the Contractor in accordance with the provisions of the Supply Contract.

*	(Estimated PNGP) On or before the Shipping Date, the Lessee shall provide Westpac with all information with regard to the PNGP received from the Contractor and any other relevant information in that regard and Westpac and the Lessee shall agree the Estimated PNGP on the basis of such information.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
2.2	Lease Request
.	When the Lessee wishes to lease an item of Equipment the Lessee shall give to Westpac a Lease Request on or prior to the Order Date. The Lease Request shall request that Westpac prepares a Lease for the relevant item of Equipment and the Lessee shall provide Westpac with the information described in clause 1.2.2.

.	Westpac shall prepare the Lease if the conditions precedent in clause 1.2.2 have been satisfied and deliver it to the Lessee.

.	Following receipt of the Lease from Westpac, the Lessee shall promptly sign and return it to Westpac. If the person who signs the Lease is not a person referred to in the verification certificate, the Lessee must supply evidence satisfactory to Westpac of the authority of that person.

.	When the Lessee wishes to make a drawing in respect of an item of Equipment, the Lessee shall give to Westpac a Drawdown Notice. That Drawdown Notice must be received by Westpac by 11.00am (Port Moresby time) 3 Business Days (or such shorter period as Westpac may agree) before the proposed Drawdown Date which must be a Business Day during the Availability Period.

.	On the proposed Drawdown Date but only if all requirements of this Agreement have been satisfied including the conditions precedent in clause 1.2.2, Westpac will make available to the Lessee the amount requested in the Drawdown Notice up to a maximum (in aggregate with any other Drawdown Notice in respect of the same item of Equipment) of the Funded Amount

.	The Lessee shall ensure that there is delivered to Westpac no later than the Drawdown Date if required, a tax invoice for the Equipment which satisfies any applicable requirements (if any) of Westpac.
2.3	Form of Lease
*	Each Lease will be in substantially the form of Schedule 5.

*	The Base Rate for the Rent Instalments will be as set out in Schedule 5 (item 12).

*	The Term Instalments will be specified in the Details Schedule, and will be determined by Westpac having regard to its normal procedures, but so as to achieve a limit in the total underlying principal amount of all Leases so that the aggregate does not exceed the following amounts on the following dates:

Reduction Date	Limit
Initial	$31,000,000
June 30, 2009	$26,000,000
March 31, 2010	$21,000,000
December 31, 2010	$16,000,000
September 30, 2011	$11,000,000
June 30, 2012	$6,000,000
March 31, 2013	$1,000,000
On the dates specified above, the Facility Limit will be reduced and cancelled as set out in the table above.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
2.4	General

Notwithstanding any other provisions of this Agreement:
.	The Lessee is responsible for ensuring that Westpac obtains good and unencumbered title to all Equipment purchased pursuant to this clause.

.	The Lessee cannot commit Westpac to any contract with an obligation to another party. Its authority is only to acquire a good and unencumbered title in Equipment for Westpac.

.	The Lessee will indemnify Westpac on demand against any liability, cost or expense incurred in connection with any defect in Westpac’s title to any Equipment the subject of a Lease.
2.5	Authority

The Lessee is bound by:
.	any document or communication bearing a signature that appears to Westpac to be one of the specimen signatures of the Lessee; and

.	anything done by Westpac in accordance with this Agreement.
The Lessee irrevocably authorises Westpac (if the Lessee fails to do so or does so incorrectly) to prepare, complete, amend, execute and deliver on behalf of the Lessee each Lease.
2.6	Exclusivity

The parties agree to deal on an exclusive basis with respect to the provision of finance with regard to the Equipment described in the Supply Contract.
3.	REPRESENTATIONS AND UNDERTAKINGS
The Lessee makes the representations and warranties and gives the undertakings in Schedule 2.
4.	FEES AND EXPENSES
4.1	Establishment Fee

On the date of this Agreement the Lessee will pay the Arranger an establishment fee of US$450,000 as set out in the mandate letter dated 21 November 2005 from the Arranger to Harmony Gold (Australia) Pty Limited. Westpac acknowledges that $300,000 of the establishment fee has already been paid prior to the date of this Agreement.

4.2	Line Fee

The Lessee will pay Westpac a line fee which will accrue from day to day from the date of this Agreement on the amount of the Facility Limit, calculated at a rate of 1.5% per annum. The Lessee shall pay that fee in arrears on the last Business Day on each calendar quarter and on the day the Facility Limit is cancelled.

4.3	Cancellation of Facility Limit

The Lessee may at any time on not less than 5 Business Bays notice cancel all or part of the unutilised Facility Limit. Westpac may cancel all or part of the Facility Limit at any time an Event of Default under any Lease is subsisting.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
4.4	Expenses

The Lessee will pay Westpac and the Arranger on demand all costs and expenses (including legal expenses) incurred by Westpac and the Arranger in connection with the preparation, negotiation and execution of the Master Lease Agreement and any Lease, and of any waiver or consent, including the valuation of Equipment and considering conditions precedent.

5.	AGENCY
(a)	Pursuant to the execution of the Deed of Assignment, the Lessee has assigned the Assigned Property to Westpac.

(b)	Westpac appoints the Lessee as its sole agent, until termination under paragraph (f), to exercise on behalf of Westpac all of the rights in respect of the Assigned Property (unless otherwise specified).

(c)	Until the agency in paragraph (b) is terminated in accordance with paragraph (e), the Lessee is entitled to retain when made any recovery or benefit resulting from the enforcement of any such rights and will pay, and indemnifies, Westpac against, all costs, expenses, liabilities, losses and charges incurred in connection with the enforcement or purported enforcement of any such rights.

(d)	The Lessee agrees to promptly and effectively enforce all claims and rights referred to in paragraph (a) at all times during the term of its appointment under paragraph (b) in relation to an item of Equipment where the non-enforcement or delayed enforcement of a claim or right might result in a material diminution in the value, condition or utility of that item of Equipment.

(e)	If the Lease is terminated under clause 9.1, after an Event of Default occurs or at any other time, Westpac may terminate or limit the agency created by this clause by written notice to the Lessee specifying the date of such termination or limitation (and providing details of any limitation in the Lessee’s exercise of its agency powers under paragraph (b)).

(f)	The Lessee agrees to promptly and duly execute and deliver any and all such further documents or agreements and take such further action as may be necessary or desirable in order to give full effect to the assignment under this clause.
6.	SCHEDULE OF LEASE TERMS
*	The Lease Terms apply to each Lease as if a reference to this Lease in that schedule is a reference to the particular Lease.

*	Clauses 5.1 to 5.6 (inclusive), 5.9, 8.1 and 10 of the Lease Terms apply to this Agreement as if a reference to this Lease were a reference to this Agreement.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
Executed as an agreement:
Signed for WESTPAC BANK PNG LIMITED by its attorney under the authority of a power of attorney.

(sign here)
I have no notice of the revocation of the power of attorney.

Name:
Attorney

Signed by:
Morobe Consolidated Goldfields Limited

(sign here)	(sign here)

Title: Director/Secretary	Title: Director

Name (please print):	Name (please print):

Date of execution:
We confirm:
The Company is solvent. It is not prevented by any provision of the Companies Act 1997 (PNG) from entering into and performing the Document. We hold the offices stated under our signatures. We are authorised to sign the accepted agreement(s).

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 1
SCHEDULE OF DEFINITIONS AND INTERPRETATION
Definitions
Agreement includes any document or instrument of any kind, any deed, agreement or arrangement.
Assigned Property has the meaning given in the Deed of Assignment.
Authorisation includes:
(a)	any consent, registration, filing, lodgement, agreement, certificate, notarisation, permission, licence, approval, authority or exemption, from by or with any Governmental Agency; and

(b)	where a Governmental Agency can prohibit or restrict something if it acts within a specified period after formal notification of it (for example lodgement, registration or filing), the expiry of that period without that action.
Authorised Officer means
(a)	in respect of the Lessee any director, secretary or attorney, or any person from time to time nominated as an Authorised Officer by its by a notice to Westpac accompanied by certified copies of signatures of all new persons so appointed; and

(b)	in respect of Westpac, any person whose title or acting title includes the word Chief, Counsel, Executive Head, Manager, Director or President or cognate expressions, or any secretary or director.
Availability Period means the period from the date of satisfaction of the conditions precedent in clause 1.2.1 until 30 June 2008 (or such longer period as Westpac and the Lessee agree).
Bank Document means:
(a)	the Master Lease Agreement;

(b)	any Lease entered into under the Master Lease Agreement;

(c)	the Komatsu Guarantee;

(d)	the PRI Policy;

(e)	the Intercreditor Deed;

(f)	the Sell Back Option;

(g)	the Deed of Assignment;

(h)	the Supply Contract;

(i)	any Maintenance Contract; or

(j)	any other document agreed to by Westpac and the Lessee from time to time.
It includes any amendment or replacement of any of them or document issued under any of them.
Base Rate means the rate specified in the relevant Details Schedule.
Business Day means any weekday on which Westpac is open at the address referred to on the first page of the Master Lease Agreement and banks are open in New York and Sydney.
Casualty and Termination Value means, in relation to any Equipment at any time, the amount calculated by Westpac using the method specified in item 16 of the Details Schedule.
CIF Lae Portion means the purchase price for any Equipment paid to the Contractor under the Supply Contract covering ex-factory costs, insurance and freight to Lae.
Compensation Agreement means the compensation agreement dated 5 August 2005 between the Lessee and the landowner of the Mining Easement.
Contractor means UMW Niugini Limited.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
Deed of Assignment means a Deed in the form of Schedule 7
Details Schedule means the schedule so named set out in each Lease.
Delivery Date means, in respect of an item of Equipment, the date on which a Handover Certificate is signed by the Lessee and the Contractor in accordance with the terms of the Supply Contract.
Drawdown Date means, in relation to any Equipment, the date on which Westpac is to provide any part of the Funded Amount under this Agreement.
Drawdown Notice means a notice in the form of Schedule 6.
Environmental Law means a law which relates to an aspect of the environment, planning, health or safety.
Equipment means the Equipment described in the Supply Agreement or any Drawdown Notice or Details Schedule (as the context requires) and includes all log books and other documentation and licences and all parts and components relating to the Equipment.
Escrow Portion means 5% of the CIF Lae Portion.
Estimated PNGP means PNGP estimated at the Shipping Date, based on information provided by the Contractor and agreed between the Lessee and Westpac.
Event of Default means anything listed in Clause 3 of Schedule 2.
Expiry Date means 30 June 2013 (or such other date agreed between the Lessee and Westpac).
Finance Debt includes:
(a)	any indebtedness, present or future, actual or contingent in relation to money borrowed or raised or any other financing;

(b)	any such indebtedness under or in respect of any of the following: a Guarantee, a discounting arrangement, a finance lease or similar agreement, hire purchase, deferred purchase price (for more than 90 days), or an obligation to deliver property or provide services paid for in advance by a financier; and

(c)	exposure under any interest, commodity, securities, index, or currency exchange, option, hedge, swap or other similar arrangement.
Financial Model means the cash flow model used in the Lessee’s submission of its financing plan to the Bank of PNG and provided to Westpac by the Lessee on 29 March 2007 under clause 1.2.1.2 of this Agreement (file name MCG Cash Flow Model IOM BDW FINAL BPNG.xls) as updated or varied from time to time by agreement between Westpac and the Lessee.
Funded Amount means, in respect of any item of Equipment, the Shipping Instalment plus 85% of the PNGP as set out in the relevant Details Schedule.
Governmental Agency includes any government, or any government, semi-government or judicial agency or authority.
GST means goods and services tax, value added tax or any other indirect tax in respect of the supply, acquisition or consumption of Equipment/services.
Guarantee means any guarantee, indemnity, letter of comfort or other assurance against loss, including any obligation to be responsible for the solvency or financial condition of another party, or for payment of a debt or obligation of another party, either directly or indirectly (for example, by acquiring the debt or obligation).
Handover Certificate has the meaning given in the Supply Contract.
HGM means HGM (Isle of Man) (Pty) Limited (company number 116712C) of 15 – 19 Athol Street, Douglas, Isle of Man, IM1 1LB.
HGMC means Harmony Gold Mining Company Limited (company number 1950/038232/06) of Harmony Main Offices, Remainder of Portion 3 of the Farm Harmony Farm 222, Private road, Glen Harmony, Virginia 9430, Free State, Republic of South Africa.
Intercreditor Deed means the intercreditor deed between Westpac, the Arranger, HGM (Isle of Man) (Proprietary) Limited, HGMC and the Lessee dated on or about the date of the Master Lease Agreement.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
Interest Rate means the Base Rate plus the Margin.
Komatsu means Komatsu Asia and Pacific Private Limited (company number 197100057R) a company incorporated in Singapore of 1 Gul Avenue, Off Benoi Road, Jurong Point, Singapore 629648.
Komatsu Guarantee means the Guarantee in the form of annexure A to Schedule J of Part 3 of the Supply Contract.
Lease means a lease entered into under this Agreement.
Lease Request means a notice in the form of Schedule 8.
Lease Terms means the Schedule of Lease Terms set out in Schedule 3.
Maintenance Contract means the maintenance of mining equipment contract dated 22 November 2006 for the maintenance of the Equipment between the Lessee and the Contractor.
Margin means:
(a)	on each day until Project Completion, 1.25% per annum; and

(b)	on that day and each day subsequently, 0.80% per annum.
Master Lease Agreement means the master lease facility agreement between Westpac and the Lessee to which this schedule is attached (and includes all schedules).
Material Adverse Effect means a material adverse effect on the financial or business condition of the Lessee, its ability to meet its payment obligations under the Bank Documents, any Equipment, or the security or rights of Westpac or the title of Westpac to any Equipment.
Memorandum of Agreement means the Memorandum of Agreement relating to the Hidden Valley Gold Project dated 5 August 2005 between the Lessee, the State of Papua New Guinea, Morobe Provincial Government, Wau Rural Local Level Government and Wau Bulolo Urban Local Government.
Mining Easement means the mining easement (ME 82) granted or to be granted by the Minister responsible for mining in Papua New Guinea on the recommendation of the Mining Advisory Council of Papua New Guinea.
Mining Easement Application means the application dated 4 December 2006 to the Department of Mining in Papua New Guinea to register the Mining Easement and related documentation.
Mining Lease means the Mining Lease (M151) dated 4 March 2005.
Order Date means the date upon which the Lessee places an order for an item of Equipment with the Contractor under the Supply Contract.
Order Instalment means 10% of the CIF Lae Portion in respect of the relevant item of Equipment.
PNGP or Papua New Guinea Portion means the inland transport, handling, dis-assembly and re-assembly costs in respect of any item of Equipment in Papua New Guinea.
Premises means any premises stated in the Details Schedule of this Lease.
PRI Policy means the Political Risk Insurance Policy (cover Note No. CP 3642506) dated 3 August 2006 issued in favour of HGMC by the Heath Lambert Group including the endorsement titled Cover Note Addendum No.1 dated 13 November 2006 and Cover Note Addendum No.2 dated 18 April 2007 and any other endorsements on the policy from time to time.
Principal Outstanding means the aggregate of the present value of unpaid Rent Instalments and Residual Value discounted at the relevant rate implicit in each Lease.
Proceeds Account means an account of the Lessee entitled “Hidden Valley Gold Proceeds Account” with Westpac Banking Corporation (New York branch) or any other account which Westpac and the Lessee agree is the Proceeds Account for the purposes of a Lease.
Project means the Hidden Valley Gold Project (or Hidden Valley Project) in Morobe Province, Papua New Guinea in terms of which the Lessee shall fund, design, procure, construct and commission a mine on its Hidden Valley Tenements (as defined in the Project Loan Agreement) and conduct mining, mineral processing and related operations thereon.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
Project Charge means the charge in the form of schedule 10 to be granted by the Lessee in favour of the Project Lender to secure its obligations under the Project Loan Agreement.
Project Completion means date upon which the Lessee has satisfied Westpac that the Project has achieved for any consecutive 3 (three) month period a rolling monthly average gold production of not less than 19,000 ounces per month.
Project Document means:
(a)	the Compensation Agreement;

(b)	the Memorandum of Agreement;

(c)	the Project Loan Agreement;

(d)	the Project Charge;

(e)	the Mining Lease;

(f)	the Mining Easement, or if such easement has not been granted, the Mining Easement Application;

(g)	the Sell Back Option;

(h)	any Maintenance Contract;

(i)	the Supply Contract;

(j)	the PRI Policy;

(k)	the Komatsu Guarantee;

(l)	any Authorisation necessary for the Lessee to execute and perform its obligations in accordance with any agreement or security relating to this Agreement or in connection with the Project, including all necessary approvals from Papua New Guinea Central Bank (including for offshore bank accounts) and an environment permit under the Environment Act 2000 (PNG);

(m)	any document issued under any Project Document; or

(n)	any other document agreed to by Westpac and the Lessee from time to time and any amendment or replacement of any of them or any document issued under any of them.
Project Lender means HGM.
Project Loan Agreement means the loan agreement in the form and in the amount in schedule 9 to be entered into between the Lessee and the Project Lender.
Rent Instalment means all rental owing, or to become owing, by the Lessee to Westpac under a Lease. The amount of Rent Instalment is as stated in the relevant Details Schedule as adjusted or varied under the Lease.
Rent Instalment Date has the meaning given in the Details Schedule.
Residual Value means the amount stated in the relevant Details Schedule or any other amount agreed between Westpac and the Lessee in writing (as adjusted or varied under the Lease).
Security Interest includes any mortgage, pledge, lien, charge or other security or any arrangement which gives a creditor a preferential right to an asset or its proceeds.
Sell Back Option means the sell back option in schedule J of Part 3 of the Supply Contract.
Shipping Date means the date no later than 7 days after the date upon which Komatsu issues a Bill of Lading in respect of the relevant item of Equipment to the Contractor for shipment to the Lessee. The Shipping Date shall be no later than the last day of the Availability Period.
Shipping Instalment means 85% of the CIF Lae Portion in respect of the relevant item of Equipment.
Subsidiary has the meaning given in the Corporations Act 2001 (Cth).
Supply Contract means the supply of mining equipment contract dated 22 November 2006 between the Lessee and the Contractor.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
A “tax” means a tax, levy, impost, deduction, charge, stamp duty, financial institutions duty, any credit or debit tax, compulsory loan or withholding (together with any related interest, penalty, fine or expense in connection with any of them).
World Bank Guidelines means the Pollution Prevention and Abatement Handbook produced by the World Bank (as updated) and any other environmental guidelines published by the World Bank or the International Finance Corporation (including the World Bank General Environmental Guidelines, the IFC General Health and Safety Guidelines and guidelines outlined in the Equator Principles).
Interpretation
Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.
w	A reference to a party to this document or another agreement or document includes the party’s successors and permitted substitutes or assigns.

w	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

w	Mentioning anything after including, includes or including or after examples does not limit what else might be included.

w	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 2
SCHEDULE OF REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
Terms used in this Schedule are defined and will be interpreted on the basis set out in Schedule 1 of the attached Master Lease Agreement or a Lease unless the context requires otherwise.
1.	REPRESENTATIONS AND WARRANTIES
The Lessee represents and warrants as follows.
(a)	(Status) It is incorporated in the place stated by it. Each Bank Document is its binding obligation enforceable against it, and does not breach any document or agreement binding on it or any law.

(b)	(Authority) It has full power and authority to enter into and perform the Bank Documents and Project Documents to which it is a party. No further corporate action is necessary for it to be bound under any Bank Document. Each person held out in a verification certificate attached to a Bank Document or other document signed by a secretary or director as having that authority, is authorised to sign a drawdown or other notice on its behalf.

(c)	(Information) All information provided to Westpac or the Arranger in respect of the Bank Documents and to the insurers in respect of the PRI Policy by or on behalf of it or HGMC is true in all material respects and is not by omission or otherwise misleading or deceptive in any material respect. It has disclosed to Westpac and the Arranger everything known to it material to Westpac’s entry into the Master Lease Agreement and the Leases. It has disclosed to the insurers under the PRI Policy everything known to it material to each insurer’s entry into the PRI Policy.

(d)	(Accounts) Its and HGMC’s most recent consolidated and unconsolidated accounts give a true and fair view under generally accepted accounting principles. There has been no material adverse change since the period they cover. They disclose all material Finance Debt and material contingent liabilities.

(e)	(Litigation) No litigation, tax claim, dispute or other proceeding is current or, to its knowledge, threatened which may have a Material Adverse Effect.

(f)	(No trustee) It is not a trustee of any trust, except for any implied constructive or resulting trust which arises under its ordinary course of business.

(g)	(No default) There is no subsisting Event of Default, or event which with time or notice or both would become an Event of Default.

(h)	(Environment Law) There is and has been nothing relating to it or its business or assets which under any Environmental Law has given rise or may give rise to substantial expenditure by it, a substantial claim against it or a requirement that it cease or substantially alter a material activity.

(i)	(Taxes) It has paid all taxes payable by it, expect where it is disputing the taxes in good faith where it has set aside sufficient reserves to pay such tax and failure to pay such taxes will not have a Material Adverse Effect.

(j)	(Authorisation) It has in place all Authorisations necessary or advisable in connection with the execution and performance on the Bank Documents and the Project Documents and the conduct of the Project.

(k)	(Project Documents) All Project Documents are valid and binding, it is complying with their terms, it has not received any notice or claim by any other party of a material breach, or threatening termination or rescission.

(l)	(Compliance of Project) The Project as conducted, and as contemplated, complies materially with all applicable laws (including Environmental Laws), and with World Bank Guidelines and with the requirements of all relevant Authorisations and the Project Documents.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(m)	(Subsidiaries) It has no Subsidiaries.

(n)	(Solvency) No Event of Insolvency (as defined in the Sell Back Option) has occurred in relation to it.

(o)	(Insurance) It has obtained insurance in accordance with the terms of Clause 6.7 of Schedule 3.

(p)	(Material Adverse Effect) Nothing has occurred which has or is likely to have a Material Adverse Effect.

(q)	(Security) There is no Security Interest over any of its assets other than the Project Charge and liens arising by operation of law.

(r)	(Use of proceeds) All proceeds of each drawdown of any part of the Funded Amount are to be used or have been used (as applicable) to acquire the relevant item of Equipment.

(s)	(Transactions permitted) The execution and performance by it of the Bank Documents to which it is expressed to be a party and each transaction contemplated under those documents did not and will not violate in any respect a provision of:
(i)	a law or treaty or a judgment, ruling, order or decree of a Governmental Agency binding on it;

(ii)	its constitution or other constituent documents; or

(iii)	any other document or agreement which is binding on it or its assets, and, except as provided by the Bank Documents, did not and will not:

(iv)	create or impose a Security Interest on any of its assets; or

(v)	allow a person to accelerate or cancel an obligation with respect to Finance Debt, or constitute an event of default, cancellation event, prepayment event or similar event (whatever called) under an agreement relating to Finance Debt, whether immediately or after notice or lapse of time or both.
(t)	(Investment Promotion Act) The Lessee holds a current certificate under the Investment Promotion Act 1992 (PNG) and the activities it is conducting in respect of the Project and the Bank Documents and the Project Documents are consistent with this certificate.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
2.	UNDERTAKINGS
The Lessee undertakes as follows unless Westpac gives written consent otherwise.
(a)	(Information) It will provide the following:
(i)	promptly after the end of each financial year (but not longer than 120 days thereafter), copies of its consolidated and unconsolidated audited annual balance sheet, cashflow statements and profit and loss statement certified by an Authorised Officer of the Lessee, together with a certificate of the company signed by two directors certifying as to whether an Event of Default subsists and that its representations are true;

(ii)	promptly after each calendar quarter (but not longer than 45 days thereafter), copies of its quarterly management accounts;

(iii)	promptly after each month in a form to be agreed with the Lessor, and in any event within 20 days of the end of that month, copies of the monthly management operating report for the month;

(iv)	within 14 days of receipt each year, copies of:
(A)	the Certificates of Currency for all insurances including the PRI Policy; and

(B)	the annual certificate and other supporting documentation provided by the Contractor under clause S34.2 of the Maintenance Contract, accompanied by a certificate of the company signed by two directors confirming the contents of the certificate and other supporting documentation;
(v)	promptly, details of any substantial dispute between it and a Governmental Agency, or a proposal by a Governmental Agency to compulsorily acquire all or a substantial part of its assets;

(vi)	promptly following receipt, copies of each Handover Certificate;

(vii)	promptly, notice of any dispute with another party to a Project Document, any material breach of a Project Document by any party, any allegation of a material breach, any communication threatening or foreshadowing a possible termination, rescission or acceptance of a repudiation of a Project Document or any amendment to or variation of a Project Document;

(viii)	immediately, notice and written particulars of any failure to maintain the Equipment in accordance with the requirements of the Sell Back Option and/or non-compliance with those requirements;

(ix)	promptly, notice of any event of default or potential event of default (howsoever described) under the Project Loan Agreement;

(x)	promptly, notice and written particulars of any litigation, arbitration, tax claim, dispute or administrative or other proceeding in relation to it involving a claim or series of claims exceeding US$1,000,000 or its equivalent or which may otherwise have a Material Adverse Effect; and

(xi)	promptly, any other information reasonably requested by Westpac (including information relating to the financial condition, operations and business of the Lessee).
Any account or statement provided to Westpac by the Lessee must give a true and fair view and be prepared in accordance with applicable laws and generally accepted accounting principles consistently applied.
(b)	(Notice of Default) It will notify Westpac as soon as it becomes aware of any Event of Default, or any other event which with time or notice or both would become an Event of Default (including any breach of a Bank Document).

(c)	(Assets) It will not dispose of all or any material part of its assets or an interest in them or agree or attempt to do so (whether in one or more related or unrelated transaction).

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(d)	(Authorisations) It will keep in force and comply with all Authorisations required in relation to the performance and enforceability of the Bank Documents, the Project Documents and in relation to the Project.

(e)	(Compliance with law) It will comply with all laws binding on it where failure to do so may have a Material Adverse Effect.

(f)	(Compliance with Project Documents) It will comply in all material respects with all Project Documents.

(g)	(No variation or termination of Project Documents) It will keep the Project Documents in full force and effect. Except with the prior written consent of Westpac (not to be unreasonably withheld), it will not:
(i)	amend or vary or consent to any amendment or variation of a Project Document, provided that this undertaking shall not apply to any amendment or variation of the Memorandum of Agreement, Mining Lease or Mining Easement where such amendment or variation is initiated by a Government Agency;

(ii)	avoid, release, surrender, repudiate, terminate, rescind, discharge (other than by performance) or accept the termination, rescission or repudiation of a Project Document; or

(iii)	expressly or impliedly waive, or extend or grant any time or indulgence in respect of, any provision of a Project Document.
(h)	(Enforcement of Project Documents) It will enforce each Project Document to which it is a party and exercise its rights, authorities and discretions under those documents prudently and while an Event of Default or event which with notice or time or both would become an Event of Default subsists, in accordance with the directions (if any) of the Lender.

(i)	(World Bank Guidelines) It will comply with the World Bank Guidelines in relation to the Project and the Equipment.

(j)	(Change of business) It will not substantially change the nature of the business or businesses carried on by it as a whole. It will not take any action which would have that effect, whether by disposal, acquisition or otherwise.

(k)	(Arms length dealings) It will not deal with any other party except at arms length for full commercial consideration in the ordinary course of business.

(l)	(Insurance) It will keep in force insurance in accordance with clause 6.7 of schedule 3.

(m)	(Environmental Law) It will maintain procedures which in the opinion of Westpac are adequate to monitor its compliance with Environmental Laws, the World Bank Guidelines or any Authorisation under any of those laws, and circumstances which may give rise to a claim or a requirement of substantial expenditure by it.

It will promptly remedy any material breaches or circumstances referred to above.

(n)	(Negative Pledge) It will not grant or permit to subsist any Security Interest over any of its assets except:
(i)	liens arising by operation of law, where the amounts secured by the lien is paid when due, except where it is disputed in good faith and sufficient reserves have been set aside to make payment of the disputed amount;

(ii)	the Project Charge provided that immediately after execution of the Project Charge the Lessee will provide a certified copy of it to Westpac; or

(iii)	any other Security Interest described in annexure J of the Project Loan Agreement provided that:
(A)	prior to the date of creation of the relevant Security Interest, Westpac has consented to the terms of the instrument creating the Security Interest in respect of which:
(1)	such consent may not be unreasonably withheld other than as set out in sub-paragraph (2); and

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(2)	such consent may be withheld if, in the reasonable opinion of Westpac, such creation or existence of the relevant Security Interest would adversely affect a right or interest of Westpac in respect of the Equipment or its rights under the Bank Documents, the Supply Contract or the Maintenance Contract or the ability of the Lessee to perform its obligations under those documents in any material respect; and
(B)	the Lessee has or will immediately after execution of the instrument referred to in paragraph (A) provide a certified copy of it to Westpac.
(o)	(Title Retention) It will not enter into an agreement with respect to the acquisition of assets on title retention terms expect in the ordinary course of day-to-day trading.

(p)	(Sale and lease back) It will not sell or otherwise dispose of any of its assets to a person were, under the terms of that sale or disposal, or under a related transaction, that asset is or may be leased to it or any related Entity.

(q)	(Security Deposit) It will not deposit or lend money on terms that it will not be repaid until its or another person’s obligations or indebtedness are performed or discharged. It will not deposit money with or lend money to a person (other than Westpac) to whom it is, or is likely to become, actually or contingently indebted.

(r)	(Project Revenue)
(i)	It will ensure that all revenue of the Project, including all amounts payable in relation to the sale of gold and other product of the Project and all amounts payable to it under any hedges, are paid directly into the Proceeds Account. It will give to all buyers and all counterparties to hedge contracts, directions necessary for them to make payment to the Proceeds Account directly.

(ii)	If the Lessee enters into any agreement relating to Finance Debt which in any way regulates the order of payment out of the Proceeds Account or any other account, it will ensure that rent, fees and all other amounts under the Leases and the Master Lease Agreement is included as operating expenditure and will not rank behind any other expenditure or payment until the date that Westpac issues a notice to the Lessee terminating this Agreement following an Event of Default.
(s)	(Prudent operator, good operating practice) It will ensure that the Project is constructed, operated and maintained in accordance with all applicable laws and Authorisations, the Project Documents and with the degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a reasonable and prudent operator of the same type of undertaking as the Project.

(t)	(Hedging) The Lessee shall not adopt any hedging policy without the prior written agreement of Westpac provided that Westpac’s agreement will not be unreasonably withheld; provided that Westpac may withhold its agreement if the implementation of and compliance with the hedging policy proposed by the Lessee has or is likely to have (in the opinion of Westpac) a material adverse impact on the Project economics as evidenced by the Financial Model and the mine plan provided as a condition precedent under clause 1.2.1.2.

(u)	(Inspection) The Lessor or persons authorised by it may at any time on reasonable notice inspect and require the provision of copies of the books and records, and inspect the premises, of the Lessee. The Lessee will do everything in its power to assist that inspection and provide those copies and will ensure that its officers and employees do that same.

(v)	(PRI Policy) It will comply with the terms of the PRI Policy and do everything necessary to maintain the PRI Policy (or an equivalent policy acceptable to the Arranger and Westpac) in full force and effect until the Expiry Date. It will not do or permit anything which would prejudice the PRI Policy including anything which would allow any insurer to reduce or deny cover or terminate the PRI Policy before the Expiry Date.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(w)	(Sell Back Option) It will maintain the Equipment in accordance with the requirements for repurchase under the Sell Back Option, without any reduction on the Sell Back Price (as defined in the Sell Back Option). It will comply with all the terms of the Sell Back Option, including in relation to decommissioning and delivery of Equipment and related title and other documentation. It will ensure that it retains in good condition all documentation required to be provided under the Sell Back Option.

(x)	(Finance Debt) It will not incur any Finance Debt except:
(i)	under the Project Loan Agreement provided that the Lessee has (or will immediately after execution of the Project Loan Agreement) provided a certified copy of it to Westpac;

(ii)	shareholder loans provided that such shareholder loans shall not exceed the applicable PNG “thin capitalization” limit in effect as at the date of this Agreement (being a debt to equity ratio of 3:1) and are subordinated to the Finance Debt under this Agreement on terms acceptable to Westpac; or

(iii)	Finance Debt contemplated in the Project Loan Agreement but secured by the Lessee under an alternative funding arrangement on commercial terms substantially the same as the Project Loan Agreement or otherwise acceptable to Westpac, provided that the financier of that Finance Debt has entered into intercreditor arrangements on terms the same as the Intercreditor Deed or otherwise acceptable to Westpac and provided that the aggregate of Finance Debt under the Project Loan Agreement and all of the said alternative funding arrangements does not exceed the Finance Debt contemplated in the Project Loan Agreement.
(y)	(Financial accommodation) It will not advance money or provide financial accommodation, or give a Guarantee or a Security Interest, in connection with an obligation of another person other than the Project Charge or liens arising by operation of law.

(z)	(Accounts) It will keep proper books of account that give a fair view of its financial condition and state of affairs.

(aa)	(Conditions Subsequent) It will deliver to Westpac:
(i)	within 6 months of the date of the Master Lease Agreement (or such longer period as Westpac and the Lessee may agree) a certified copy of the Mining Easement; and

(ii)	within 6 weeks of the date of the Master Lease Agreement (or such longer period as Westpac and the Lessee may agree) a certified copy of the Project Loan Agreement and the Project Charge.
(bb)	(Proceeds Account) On or before the earlier of 31 October 2008 and the date any revenues are received by the Lessee in respect of sales of mineral produced from the Project, it will establish in its name the Proceeds Account and maintain the Proceeds Account until the Expiry Date (or such earlier date that the Principal Outstanding and all other amounts owing by the Lessee to Westpac under the Master Lease Agreement are satisfied in full).

Morobe Consolidated Goldfields Limited - Master Lease Agreement
3.	EVENTS OF DEFAULT
Each of the following is an Event of Default except as stated below.
(a)	(Obligations under transaction documents) The Lessee fails to comply with any obligation in any Bank Document (including the non-payment of any amount owing to Westpac under any Bank Document).

(b)	(Misrepresentation) A representation or statement by or on behalf of the Lessee in a Bank Document, or in a document provided under it, is misleading in a material respect.

(c)	(Cross Default)
(i)	Finance Debt of the Lessee is not paid when due (or within an applicable grace period) or becomes due, or capable of being called due, in advance of its stated maturity (except as a result of the exercise of a prepayment right in the absence of default); or

(ii)	an event of default (how so ever described) occurs under any other document to which the Lessee is a party.
(d)	(Winding up) An application or order is made, or a resolution is passed or proposed in a notice of meeting, or other applicable steps taken, for the winding up, statutory management or administration of the Lessee or any analogous process, or an arrangement or composition with its creditors or a class of them.

(e)	(Enforcement against assets) A receiver, receiver and manager, administrator or similar officer is appointed over the Lessee or any of its assets. A Security Interest is enforced, or distress or other execution threatened or levied, against any asset of the Lessee.

(f)	(Reduction of capital) The Lessee reduces its capital, cancels its uncalled capital or buys back its shares.

(g)	(Insolvency) The Lessee is insolvent or is deemed or presumed insolvent under any applicable law. The Lessee ceases or threatens to cease carrying on its business or paying its debts.

(h)	(Event of Insolvency) An Event of Insolvency occurs (as defined in the Sell Back Option).

(i)	(Documents) All or a material part of a Bank Document or a Project Document is for any reason terminated, discharged, avoided, repudiated or rescinded or of no force or effect or of limited force or effect. The Lessee alleges that it is so.

(j)	(Investigation) An investigation or any other form of inquiry is instituted under the Corporations Act 2001 (Cth), the Companies Act 1997 (PNG) or similar legislation into the affairs of the Lessee which in the reasonable opinion of Westpac may have a Material Adverse Effect.

(k)	(Revocation of Authorisation) An Authorisation which is material to the business of the Lessee, the Project or performance by the Lessee of its obligations under the Bank Documents ceases to have effect and is not replaced by another Authorisation acceptable to Westpac.

(l)	(Ceasing business) The Lessee ceases to carry on business.

(m)	(Control) Without the prior written consent of Westpac (not to be unreasonably withheld):
(i)	the Lessee ceases to be directly or indirectly wholly and beneficially owned by HGMC provided that HGMC may, through its relevant Subsidiaries, procure and/or the Lessee may transfer to the Provincial Government of Morobe and/or the Landowners (as defined in the Mining Development Agreement) up to 5% of the issued share capital in the Lessee in accordance with the provisions of the Mining Development Agreement;

(ii)	the Project Lender ceases to be directly or indirectly wholly and beneficially owned by HGMC; or

(iii)	in the opinion of Westpac there is a substantial change in the ownership, management or control of HGMC.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(n)	(Compulsory Acquisition) Any Equipment or all or a material part of the Project or the assets of the Lessee are acquired by any Governmental Agency or otherwise expropriated.

(o)	(Abandonment) The Project is abandoned, or put on an care and maintenance basis.

(p)	(World Bank Environmental Standards) The Lessee fails to comply with World Bank Guidelines for a continuous period of 30 days or more.

(q)	(Insurance) Any insurance required to be maintained in relation to the Equipment or the Project (including the PRI Policy), is terminated or expires without renewal prior to the Expiry Date or is materially or adversely reduced or otherwise prejudiced, or (without limiting the foregoing) an insurer denies or materially reduces cover, or is entitled to terminate or avoid the policy, or to deny cover.

(r)	(Analogous events) Anything analogous to anything referred to in paragraphs (d) to (h) inclusive or which has substantially the same effect in any jurisdiction occurs with respect to the Lessee.

(s)	(Conditions Subsequent) The Lessee fails to comply with its undertakings in paragraph (aa) of Schedule 2, part 2.

(t)	(Mining Easement) The Mining Advisory Council of Papua New Guinea or the Minister responsible for mining in Papua New Guinea makes a final and conclusive determination not to grant the Mining Easement either in the form of the Mining Easement Application or in such other form as may be acceptable to the Lessee and agreed by Westpac (acting reasonably).

(u)	(Material Adverse Change) There are any other circumstances including a material adverse change to the business assets or financial condition of the Lessee which may in the opinion of Westpac have a Material Adverse Effect.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 3
SCHEDULE OF LEASE TERMS
1.	DEFINITIONS AND INTERPRETATION
The definitions and principles of interpretation in Schedule 1 to the Master Lease Agreement or the relevant Lease apply to this Schedule unless the context requires otherwise.
2.	REPRESENTATIONS AND UNDERTAKINGS
The Lessee makes the representations and warranties and gives the undertakings in Schedule 2 to the Master Lease Agreement.
3.	COMMENCEMENT OF LEASE
This Lease will commence on the commencement date stated in the Details Schedule.
4.	DELIVERY, TITLE, LOCATION OF EQUIPMENT AND ASSIGNMENT

4.1	(Delivery): The Lessee will take delivery of the Equipment on Westpac’s behalf at the Lessee’s cost and risk of delay. The taking of delivery by execution by both the Lessee and the Contractor of the Handover Certificate in accordance with the terms of the Supply Contract is:
(a)	an acceptance of delivery by Westpac; and

(b)	conclusive proof, as between the parties, that the Equipment has been inspected by the Lessee and is satisfactory to the Lessee.
4.2	(Lessee’s risk): The Lessee accepts all risk of the non-existence or non-delivery of the Equipment, any defect in the Equipment, their conformity to any description, any defects in Westpac’s title to them and their quality, merchantability, suitability, fitness and condition. The Lessee must satisfy itself as to these matters. Westpac has no obligation or liability in connection with the delivery or acceptance of any item of Equipment.

4.3	(Property of owner):
(a)	The Lessee acknowledges that, following the assignment in accordance with clause 4.6 of this Lease, the Equipment is and will remain Westpac’s sole property.

(b)	The Lessee will take all steps necessary or reasonably required by Westpac to preserve Westpac’s rights and title to the Equipment.
4.4	(Location of Equipment): The Lessee will keep the Equipment:
(a)	in the Lessee’s sole possession, except pursuant to the Maintenance Contract when the relevant item of Equipment will be in the possession of the Contractor; and,

(b)	unless the Equipment is normally mobile (for example, a motor vehicle, ship or plane), at the Premises stated in the Details Schedule or, if no Premises are stated, in a safe and proper place notified to Westpac by the Lessee (or any other places approved in writing by Westpac).

Morobe Consolidated Goldfields Limited - Master Lease Agreement
4.5	(Leased or Mortgaged Premises):
(a)	Where the Equipment is to be installed or used in any Premises or places:
(i)	that are not owned by the Lessee; or

(ii)	subject to any Security Interest, lease, sub-lease or other interest, the Lessee must:
(A)	first deliver to Westpac a written acknowledgment executed by each person having any interest in the Premises or places (whether as owner, mortgagee, lessor, sub-lessor or otherwise) that:
(1)	the Equipment is and will remain the property of Westpac; and

(2)	Westpac may enter those Premises or places and remove the Equipment;
(B)	take all steps necessary to preserve Westpac’s rights and title to the Equipment; and,

(C)	pay the rents, rates, taxes, charges and impositions payable in respect of the Premises or places where the Equipment is located and all amounts payable under any Security Interest, lease, sub-lease or other interest in relation to such Premises or places.
(b)	The Lessee must not create or permit any Security Interest over the Premises or place where the Equipment is located unless the Lessee has first delivered to Westpac an acknowledgment by the security holder in accordance with paragraph (a)(A) above.
4.6	(Assignment):
The provisions of the Deed of Assignment apply in respect of Equipment the subject of this Lease.
5.	PAYMENTS

5.1	(manner of payment): The Lessee will pay the Rent Instalments, the Casualty and Termination Value, the Residual Value and all other money payable by the Lessee under this Lease:
(a)	as set out in the Details Schedule or elsewhere in this Lease;

(b)	without any set-off, withholding or deduction;

(c)	to Westpac at the address stated in the Details Schedule or at any other address Westpac notifies the Lessee in writing from time to time; and

(d)	with any applicable GST or similar tax.
5.2	(obligations unconditional):
(a)	The Lessee’s obligations to pay the Rent Instalments, the Casualty and Termination Value, the Residual Value and all other amounts are absolute and unconditional.

(b)	They will not be affected by anything which would otherwise affect them (including any defect in the Equipment, quality, fitness, suitability, merchantability or condition of the Equipment, conformity to any description, title to the Equipment or the non-existence or destruction of the Equipment).

(c)	The consideration for the Lessee’s obligations includes the payment of the Funded Amount by Westpac.

(d)	Rent Instalments paid in advance are not refundable.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
5.3	(Default interest): Interest will accrue each day on each amount due but unpaid. The rate will be the applicable Interest Rate for the Interim Interest Instalment or Term Instalment as the case may be plus 2%. That interest accrues before and after any judgment. Unless it does so more often, Westpac will be taken to have debited monthly the Lessee’s account with accrued interest under this paragraph. That interest will then itself bear interest.

5.4	(Stamp duty and government charges): The Lessee will pay or reimburse Westpac for all stamp, transaction and other similar duties and charges in relation to this Lease and any security (including Guarantees) and any transaction under them. This includes financial institutions duty, hiring arrangement duty and debits tax. The Lessee will also pay any fines and penalties unless they result from a failure by Westpac to lodge a document for stamping in sufficient time, having received from the Lessee the amount of stamp duty at least 7 days before the due date.

5.5	(Indemnities and expenses): The Lessee will indemnify Westpac on demand against:
(a)	loss or destruction of the Equipment or damage to the Equipment for any reason; and

(b)	all liabilities, losses, damages, claims, proceedings (whether civil or criminal), fines, penalties, costs (including legal costs on a full indemnity basis) and expenses which:
(i)	are incurred by Westpac or made or claimed by any person at any time; and

(ii)	in any way arise out of or relate to this Lease or the Equipment, its ownership, delivery, assembly, installation or use.
This includes those arising out of or relating to:
(A)	death, injury or property damage;

(B)	any failure to comply with any law or duty;

(C)	any breach or Event of Default under this Lease or any Guarantee of this Lease;

(D)	any actual or contemplated enforcement or exercise of rights or powers under this Lease or a Guarantee of this Lease;

(E)	any Environmental Law (including clean up and remediation costs);

(F)	any dealing with the Equipment or steps taken with a view to dealing;

(G)	equipment leasing arrangements in PNG which are reasonably required by Westpac; or

(H)	any changes to the rates of tax depreciation or corporate taxation but not (and each party shall bear its own costs and risks in respect of):
(i)	denial and deductions due to characterisation of the transaction (including the transaction being characterised as a lease for taxation purposes); or

(ii)	taxation on sale proceeds where such proceeds exceed the Residual Vale.
5.6	(Break costs): If:
(a)	this Lease is terminated under Clause 9.1 or for any other reason other than a breach or default by Westpac;

(b)	a Lease requested in a Drawdown Notice is not entered into for any reason other than a breach or default by Westpac; or

(c)	the relevant Equipment is not purchased on the anticipated Delivery Date for any reason other than a breach or default by Westpac, the Lessee will indemnify Westpac on demand against any cost determined by Westpac as being or to be incurred by reason of:
(i)	the liquidation or re-employment of deposits or other funds acquired or contracted for by it to fund or maintain; or

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(ii)	the termination or reversing of any agreement entered into by Westpac to fix, hedge or limit its effective cost of funding or maintaining, the purchase price, and delivery and commissioning cost, of the Equipment, its participation in this Lease or any amount (including loss of margin in connection with any hedging arrangements).
5.7	(Variation of Rent Instalments, Residual Value and Casualty and Termination Value) Any variation or recalculation will be effective under clause 5.8 on notice from Westpac to the Lessee.

5.8	(Change In Margin) Whenever the Margin changes Westpac will recalculate all Rent Instalments payable after the Margin changes and the Casualty and Termination Value and promptly notify the Lessee.

5.9	(Indirect tax):
(a)	All payments to be made by the Lessee under any Bank Document are calculated without regard to GST. If any such payment constitutes the consideration for the whole or any part of a taxable supply by Westpac, the amount of that payment shall be increased by an amount equal to the amount of GST which is chargeable in respect of the taxable supply in question. Such increase shall be made after taking into account the reduction of any costs resulting from the abolition or reduction of any taxes as part of the introduction of the GST.

(b)	If and to the extent that any payment or other consideration to be made or furnished by Westpac to a person other than the Lessee pursuant to or in connection with any Bank Document or the Equipment may be increased or added to by reference to (or as a result of any increase in the rate of) any GST for which Westpac is not entitled to receive and retain an input tax credit, the Lessee shall pay to Westpac on demand an amount equal to that increase or the value of that addition.
5.10	(PNGP Adjustment): If:
(a)	the PNGP is more than the Estimated PNGP, on the Delivery Date the Lessee shall pay to Westpac the amount of the difference in cash between an amount equal to 15% of the PNGP and an amount equal to 15% of the Estimated PNGP;

(b)	the PNGP is less than the Estimated PNGP. with effect from the Delivery Date Westpac shall set off the difference in those amounts against amounts owing by the Lessee under this Lease.
6.	THE LESSEE’S OBLIGATIONS RELATING TO EQUIPMENT

6.1	(Compliance with laws and requirements): The Lessee will comply with all laws and registration or licensing requirements in relation to the Equipment or their use and with any requirements or conditions of their manufacturers’ or suppliers’ warranties.

6.2	(Registration): Where a relevant law requires Equipment to be registered (for example, if they are a motor vehicle, boat, ship or an aircraft):
(a)	the Lessee will register them in the Lessee’s name as if the Lessee were the owner, unless directed otherwise by Westpac; and

(b)	when it returns the Equipment to Westpac, the Lessee will immediately do everything necessary to have the Equipment registered in Westpac’s name or as Westpac directs.
6.3	(Use): The Lessee will ensure the Equipment is used properly, safely and without risk to health.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
6.4	(Repair and maintenance): The Lessee will at its cost keep or maintain the Equipment in good repair and condition, subject to fair wear and tear and in accordance with the standards prescribed in the Maintenance Contract and the Sell Back Option. The Lessee will furnish all proper parts and accessories for this purpose. The Lessee will comply with the terms of the Maintenance Contract and the Sell Back Option. The Lessee will not terminate, or amend, vary or waive any provision of, the Maintenance Contract without the prior written consent of Westpac.
6.5	(Alterations):
(a)	The Lessee will not:
(i)	make any alterations, improvements or additions to the Equipment; or

(ii)	install anything on or in the Equipment,
except in compliance with this Lease, with clause S15.1 of the Maintenance Contract or with the consent of Westpac.
(b)	Everything installed on or in the Equipment will be part of the Equipment and Westpac’s property. This includes all parts and accessories.
6.6	(Inspection):
(a)	The Lessee will permit Westpac to inspect or test the Equipment at any time.

(b)	The Lessee will ensure Westpac has access to any Premises or places where the Equipment may be.
6.7	(Insurance):
(a)	The Lessee will:
(i)	at its cost keep in force insurance for its business and assets as would a prudent business of its size conducting its business and assets;

(ii)	at its cost insure the Equipment (including against loss or damage) and keep them insured to their full insurable value (as defined below); and

(iii)	take out other insurance with respect to the Equipment against:
(A)	the usual risks (including, where appropriate, third party and all risks required by law); and

(B)	all other risks which Westpac requires,
(iv)	procure that there is in place at all times up to the Expiry Date a political risks insurance policy, in the manner, to the extent and on terms that are satisfactory to Westpac.
(b)	Each insurance policy must:
(i)	be in Westpac’s name (or if Westpac agrees, in the names of the Lessee and Westpac as co-insured) with reputable insurers approved by Westpac (that approval not to be unreasonably withheld); and

(ii)	provide that to the extent that the policy covers the interest of Westpac, the insurer will not refuse or reduce a claim or cancel or avoid the policy except where the right to do so results from the fraud of Westpac.
(c)	The Lessee will produce to Westpac certificates of currency at Westpac’s request.

(d)	The Lessee will ensure that all information provided to the insurers in respect of any insurance policy under this clause (including the PRI Policy) by or on behalf of it or HGMC is true in all material respects and is not by omission or otherwise misleading or deceptive in any material respect. The Lessee will disclose to the insurers under any insurance policy under this clause (including the PRI Policy) everything known to it material to each insurer’s entry into the relevant policy.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(e)	The Lessee will not do or permit anything to be done which may prejudice any insurance policy under this clause (including the PRI Policy). The Lessee will not omit to do anything if the omission may prejudice it.

(f)	The Lessee will do everything necessary to enable Westpac to collect any money under any insurance policy under this clause (including the PRI Policy).

(g)	The full insurable value of Equipment at any date means the greater of:
(i)	the full market value of the Equipment; and

(ii)	the full replacement or reinstatement value of the Equipment.
(h)	Westpac may appoint an expert adviser to review and make recommendations in relation to all insurance matters.

(i)	The Lessee will procure that if the PRI Policy expires prior to the Expiry Date suitable replacement political risk insurance acceptable to Westpac will be put in place.

(j)	Costs associated with insurance are for the account of the Lessee.
6.8	(Dealing with Equipment): The Lessee will not:
(a)	sell or assign;

(b)	lend, let on lease or otherwise part with possession of; or

(c)	create or permit any Security Interest over,
any of the Equipment or the Lessee’s interest in them or in this Lease, or purport or attempt to do so, without Westpac’s prior written consent.

6.9	(Sell Back Option) The Lessee will ensure that at all times the Equipment satisfies the requirements for repurchase under the Sell Back Option without any reduction in the Sell Back Price (as defined in the Sell Back Option). Without limitation, it will maintain the Equipment so that at all times its condition satisfies the requirements of the Sell Back Option. The Lessee will comply with the Sell Back Option.
7.	LOSS AND RISK OF EQUIPMENT
7.1	(Total loss or damage): If any of the Equipment (the Lost Equipment):
(i)	is lost, stolen, destroyed or damaged beyond repair; and

(ii)	is treated by the insurer as a total loss; or

(iii)	is requisitioned or resumed;
the following will apply.
(a)	The Lessee will immediately notify Westpac.

(b)	Westpac shall calculate and demand from the Lessee the aggregate of the Casualty and Termination Value of the Lost Equipment at the date of demand, all Rent Instalments accrued up to the date of demand but not paid and any amount payable under clause 5.5 or 5.6 up to the date of demand less any money Westpac has received from the insurer or any other person because the Equipment became Lost Equipment, after deducting any tax payable or accountable for by Westpac in respect of or by reference to the amount so received, including GST.

(c)	The Lessee will pay the amount in paragraph (b) to Westpac on demand and the Lease will terminate in respect of the Lost Equipment upon payment.

(d)	The Lease of the remaining Equipment will continue. As from the day after the date of demand under paragraph (b) the Rent Instalments will be reduced by the

Morobe Consolidated Goldfields Limited - Master Lease Agreement
proportion which the cost of the Lost Equipment bears to the amount of the Cost of Equipment stated in the Details Schedule (as determined by Westpac).
(e)	The Residual Value will be reduced by the proportion of the Residual Value equal to the proportion which the cost of the Lost Equipment bears to the amount of the Cost of Equipment stated in the Details Schedule (as determined by Westpac).

(f)	If following a payment under clause 7.1(b), Westpac subsequently receives any money from the insurer or any other person because the Equipment became Lost Equipment and such money had not been taken into account in the calculation of the amount demanded under paragraph (b), it shall, if its has received payment from the Lessee under clause 7.1(b), pay the money received to the Lessee as soon as practicable after deducting from such amount any tax payable or accountable for by Westpac in respect of or by reference to the amount so received, including GST.
7.2	(Partial Damage) If any of the Equipment fails to meet the return conditions set out in the Sell Back Option, the Lessee will immediately notify Westpac. If such failure is not remedied to Westpac’s satisfaction within 15 days of such failure (or such longer period agreed between the Lessee and Westpac), the relevant Equipment shall be deemed to be Lost Equipment and the provisions of clause 7.1(b) to (f) inclusive will apply.

7.3	(Risks): The Lessee assumes all risks and liabilities for the Equipment and their use, maintenance, repair and storage.
8.	WARRANTIES

8.1	(Exclusion of warranties): As between the parties, to the full extent permitted by law the following apply:
(a)	Westpac gives no condition, warranty or representation as to:
(i)	the Equipment (including the design, capacity, age, existence, location, quality, description, condition, use or ownership of the Equipment or their merchantability, suitability or fitness); or

(ii)	the taxation and financial consequences of this Lease.
None will be implied.
(b)	Before requesting Westpac to acquire the Equipment, and before entering into this Lease, the Lessee must:
(i)	satisfy itself as to the above issues;

(ii)	make arrangements for maintaining the Equipment; and

(iii)	obtain from the manufacturer or supplier of the Equipment any warranties and conditions contemplated in the Supply Contract which Westpac requires.
(c)	To the extent that Westpac’s liability cannot be excluded, that liability is limited to replacement or repair of the relevant Equipment, supply of equivalent Equipment or payment of the cost of doing so, at Westpac’s option.

In the case of any replacement of the relevant Equipment or any supply of equivalent Equipment, the Lessee agrees to enter into a new Lease reasonably requested by Westpac for this purpose.
8.2	(Warranties by Lessee):
(a)	The Lessee warrants and represents that:
(i)	the Premises or places at which the Equipment is to be kept are free from any Security Interest except those (if any) stated in the Details Schedule; and

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(ii)	it is leasing the Equipment for use by it for the purpose of a business which the Lessee carries on (whether or not together with any other person) and the whole or the greater part of the amount payable under this Lease is or is expected to be a loss or outgoing necessarily incurred in carrying on that business.
(b)	This representation and warranty is deemed to be repeated by the Lessee to Westpac on the date of each Lease as if made then in respect of the facts and circumstances then subsisting.
8.3	(Assignment of warranties): So far as it is legally possible, on request by the Lessee, Westpac will assign to the Lessee the benefit of any condition or warranty given by the manufacturer or supplier of the Equipment under the Supply Contract or the Maintenance Contract. The Lessee will re-assign them to Westpac or a third party nominated by Westpac on termination of this Lease.

9.	TERMINATION

9.1	(Termination):
(a)	At any time while an Event of Default is subsisting, Westpac may terminate this Lease by notice to the Lessee.

(b)	The Lessee may terminate this Lease by providing a notice to Westpac for all items of Equipment under all Leases. The notice must be provided to Westpac within 30 days of the proposed termination date and be irrevocable.

(c)	If the Lessee fails to provide to Westpac a Handover Certificate for the relevant item of Equipment within 3 months of the Shipping Date of the Lease (or such other period agreed by Westpac) then Westpac may by notice to the Lessee terminate this Lease.
9.2	(Payments on early termination):
(a)	In order to predetermine its liability, on early termination of this Lease under clause 9.1 or 9.6, the Lessee will pay to Westpac an amount equal to the sum of:
(i)	the amount of any Rent Instalments and other money then payable under this Lease;

(ii)	the Casualty and Termination Value in respect of the Equipment under this Lease as at the date of such termination; and

(iii)	any amount payable under clause 5.5 or 5.6. (provided that in respect of early termination of this Lease arising as a result of a failure by the Lessee to comply with paragraph (aa) of Schedule 2, part 2, amounts will only be payable by the Lessee under clause 5.5 for liabilities, losses, costs or expenses incurred by Westpac which in any way relate to the Equipment or the exercise of its rights in respect of the Equipment).
(b)	In the case of a termination following an Event of Default or breach of an essential term that amount will be liquidated damages. The Lessee acknowledges that that amount is a genuine pre-estimate of Westpac’s loss.
9.3	(Payments on expiry):

Upon the expiry of this Lease on the Expiry Date the Lessee must pay to Westpac the Residual Value of the Equipment and any other amounts then outstanding under this Lease.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
9.4	(Return of Equipment on termination of Lease):
(a)	The Lessee will at its expense within 14 days of termination or expiry of this Lease return the Equipment:
(i)	in a condition consistent with the performance of the Lessee’s obligations under this Lease (and in particular complying with the Sell Back Option); and

(ii)	to Westpac at Westpac’s address stated in the Details Schedule or at any other address specified by Westpac, unless (in the case of expiry of this Lease) Westpac has before such expiry agreed in writing to an extension of this Lease.

(b)	Unless otherwise agreed in writing, any extension or holding-over of this Lease will be at the Rent Instalments and upon the terms of this Lease including the terms relating to the Residual Value. Any such extension or holding-over will continue until terminated by either party giving one month’s written notice to the other expiring at any time.

(c)	Westpac may repossess any item of Equipment if it is not returned when required. For that purpose Westpac or its representative may enter any place where the Equipment is or it suspects it is and for such purpose may break open any gate, door or fastening and detach and dismantle the Equipment from the Premises.
9.5	(Sale of Equipment on termination or expiry):
(a)	If any of the Equipment comes into Westpac’s possession following expiry or termination of this Lease under clause 9.1 or clause 9.6 or on expiry of this Lease, Westpac shall either
(i)	exercise its rights under the Sell Back Option (if it is entitled to do so under the terms of the Sell Back Option); or

(ii)	submit the Equipment the subject of this Lease for sale on an “as is, where is” basis by public auction without reserve or by private treaty or tender, provided that Westpac shall give the Lessee not less than 60 days prior written notice thereof. The Lessee shall nominate the time and place of the sale unless an Event of Default has occurred, in which case the time and place will be selected by Westpac. This may, but need not, be an auction without reserve. Westpac has no other duty as to when or how the sale must be carried out or as to the price achieved. Nothing in this paragraph (a) or paragraph (c) affects the obligation of the Lessee to return the Equipment as provided under Clause 9.4(a).
(b)	If Westpac sells any of that equipment in accordance with clause 9.5(a)(ii), Westpac must pay to the Lessee an amount equal to the gross proceeds of such sale actually received by Westpac, less the sum of:
(i)	all costs and expenses of and incidental to the sale (including any costs and expenses incurred by Westpac in taking possession, storing, moving, repairing, registering and insuring the Equipment);

(ii)	any duty or tax, and in particular GST, which Westpac incurs or for which Westpac becomes liable or accountable upon the sale; and

(iii)	any other amount then owing by the Lessee to Westpac (including any unpaid Residual Value or Casualty and Termination Value and any amount payable under clause 5.3, 5.5 or 5.6).
If the sum of (i), (ii) and (iii) exceeds the gross proceeds of sale actually received, the Lessee must pay Westpac on demand an amount equal to the excess.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(c)	If any of the Equipment:
(i)	has not been returned to Westpac within 14 days of the termination or expiry of this Lease; or

(ii)	is returned to Westpac, but in Westpac’s opinion, it is not able to sell it within a reasonable time, then the value of that Equipment will be taken to be nil. Westpac will be taken to have disposed of that Equipment for no consideration.

(d)	The Lessee must pay Westpac on demand the amount of all costs and expenses associated with any attempted sale of the Equipment under this Clause and any other amount owing by the Lessee to Westpac.

(e)	Unless Westpac specifies a longer period, three months from return will be a reasonable time for the purposes of this paragraph.
9.6	(Essential terms):
(a)	The Lessee acknowledges that the following are essential terms of this Lease:
(i)	the Lessee paying punctually when due all moneys payable by it under this Lease;

(ii)	the Lessee duly and punctually complying with its obligations under Schedule 2 and under Clauses 4.4, 5.1, 6.1, 6.3, 6.4, 6.5, 6.7, 6.8 and 9.2;

(iii)	the representations and warranties by the Lessee in this Lease (including Schedule 2); and

(iv)	if the Lessee fails to comply with any of its obligations under this Lease (other than an obligation to pay moneys or an obligation referred to in paragraph (ii)), the Lessee complying with that obligation or remedying that failure to Westpac’s satisfaction within 10 days of the earlier of notice from Westpac requiring it to comply with or remedy the same and the Lessee becoming aware of the failure to comply.
(b)	Any breach of any of these essential terms will constitute a repudiation of this Lease by the Lessee entitling Westpac to exercise its rights under or in connection with this Lease (including the right to terminate this Lease and to recover the moneys stipulated in Clause 9.2).
10.	GENERAL

10.1	(Application of money — set off): If the Lessee does not pay an amount when due, Westpac may apply any money in any of the Lessee’s accounts (whether or not matured) in payment of any amount payable by the Lessee under this Lease, but need not do so. For this purpose Westpac may convert currencies using its normal procedures.

10.2	(Assignments): Westpac may assign this Lease or any of its rights under it with the consent of the Lessee, such consent not to be unreasonably withheld. The Lessee may not assign it.

Westpac may, without having to obtain the consent of the Lessee, assign, transfer, sub-participate or otherwise deal with all or any part of its rights under the Bank Documents to a trustee, company or other entity which is established for the purposes of securitisation, or a funding vehicle for Westpac or its related entities.

If an Event of Default is subsisting, the Lessee will be taken to have consented to any transfer or assignment made by Westpac.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
Despite any other provision of any Bank Document, Westpac may at any time and from time to time novate all of its rights and obligations under any Bank Document to any company which is a subsidiary of Westpac, or Westpac Banking Corporation or a subsidiary of Westpac Banking Corporation or to any permitted assignee under the preceding two paragraphs. By its execution of this Agreement, the Lessee irrevocably appoints Westpac as its agent to execute on the Lessee’s behalf all documents necessary or in Westpac’s opinion desirable to effect that novation.

10.3	(Rights and powers separate):
(a)	Westpac can, but need not, do anything under this Lease at once or after a time or more than once.

(b)	Westpac can exercise all its other rights and powers it has under law even if they overlap with those in this Lease.

(c)	If Westpac does not do something when it is able to, that does not mean it is giving up that right and cannot do it later.
10.4	(Power of attorney): The Lessee appoints Westpac as its attorney. Westpac as attorney may do everything which ought to be done by the Lessee under or in connection with this Lease or which Westpac can do under this Lease or any law. Westpac may sub-delegate this power to any Authorised Officer of Westpac. The Lessee may not revoke this power.

10.5	(Remedy): If the Lessee fails to comply with this Lease, Westpac may do anything to remedy the breach but need not do so.

10.6	(Determination or certificate): Any determination by Westpac or certificate by an Authorised Officer of Westpac will be sufficient evidence of the matter stated in it unless the contrary is proved.

10.7	(Cost): The Lessee will perform its obligations under this Lease at the Lessee’s cost.

10.8	(Severability): Any term of this Lease which is prohibited or unenforceable in any jurisdiction will, in that jurisdiction, be ineffective to the extent of the prohibition or unenforceability. That will not invalidate the remaining terms of this Lease. It will not affect that term in any other jurisdiction.

10.9	(Yield protection):
(i)	Whenever Westpac determines that a Change in Law (as defined below) has the effect of increasing its costs of funding or maintaining the Lease, or reducing its return or amounts received in respect of the Lease then it will promptly notify the Lessee, and the Lessee must pay Westpac the amount Westpac certifies is necessary to compensate it. That certificate will include an outline of the calculation, and will be conclusive and bind the Lessee in the absence of manifest error.

(ii)	If the Lessee so requests, Westpac will negotiate in good faith with a view to finding a means of minimising the effect of the Change in Law, but it is not a defence that the effect could have been avoided or minimised.

(iii)	A “Change in Law” is the introduction of, or a change in, any law, official directive, ruling or request or a change in its interpretation. If it does not have the force of law, it must be one with which responsible banks would comply. It includes any occurrence which is a Change in Law as described above and which relates to capital adequacy, special deposit, liquidity, reserve, prime assets, tax or prudential requirements.
10.10	(Notices):
(a)	Any notice, demand, statement, certificate or other communication by Westpac may be given by any Authorised Officer or any attorney authorised to do so.

(b)	Notices must be in writing, may be sent by facsimile, post or any other means to the address or number set out in the Details Schedule or any other address or number notified to the sender by the recipient.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
(c)	Notices will be taken to have been given, if delivered or left at that address on the date on which it is delivered or left.
10.11	(Governing law and jurisdiction): This Lease is governed by the laws of New South Wales. The parties submit to the non-exclusive jurisdiction of the courts with jurisdiction there.

10.12	(Confirmation):
(a)	The Lessee confirms that it has not entered into this Lease relying on, or as a result of, any statement or conduct of any kind of or on behalf of Westpac, or Westpac Banking Corporation or any related body corporate of either of them (including any advice, warranty, representation or undertaking). In particular, it has obtained its own tax advice.

(b)	The Lessee acknowledges that none of Westpac, Westpac Banking Corporation and any related body corporate of Westpac or Westpac Banking Corporation is obliged to do anything (including disclose anything or give advice), except as expressly set out in this Lease.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 4A
FORM OF VERIFICATION CERTIFICATE FOR LESSEE

TO:	Paul Crimmins
Head of Relationship Banking
Westpac Bank PNG Limited
HIDDEN VALLEY GOLD PROJECT MASTER LEASE AGREEMENT
I am a [secretary/director] of Morobe Consolidated Goldfields Limited (the Company).
Attached are true, complete and up-to-date copies of the following:
(a)	An extract of minutes of a meeting of directors of the Company authorising the execution of the Master Lease Agreement and the Intercreditor Deed and the entry into each Lease. [Major transactions approval by special resolution under s 110 of the Companies Act 1997? (only if applicable)]

(b)	A true and up-to- date copy of its [constitution/ memorandum and articles of association].

(c)	[Any corporate authorisations and consents necessary for the Company to execute and perform its obligations under the Bank Documents and the Project Documents to which it is a party.]
[No corporate authorisations or consents are required for the Company to execute and perform its obligations under the Bank Documents and the Project Documents to which it is a party.] [Note: include either this statement or paragraph (c) above]
The specimen signatures appearing below are those of the person(s) authorised to execute the Master Lease Agreement, the Intercreditor Deed and to request and accept Leases under the MLA and sign other notices for the Company.

Authorised Signatory	Specimen Signature

The Company is solvent. The corporate authorisations are in full force and effect and the Company is not prevented by the Companies Act 1997 (PNG) from entering into and performing any agreement or security relating to the Bank Documents and the Project Documents to which it is a party.
Dated this            day of                      2007
Secretary/Director
Print Name

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 4B
FORM OF VERIFICATION CERTIFICATE FOR HGMC and HGM

TO:	Paul Crimmins
Head of Relationship Banking
Westpac Bank PNG Limited
HIDDEN VALLEY GOLD PROJECT GUARANTEE
I am a [secretary/director] of [Harmony Gold Mining Company Limited/HGM (Isle of Man) (Proprietary) Limited] (company number/ABN [*]) (the Company).
Attached are true, complete and up-to-date copies of the following:
(a)	[An extract of minutes of a meeting of directors of the Company approving the decision of Morobe Consolidated Goldfields Limited to construct the Project.] [Note: for HGMC only]

(b)	An extract of minutes of a meeting of directors of the Company authorising the execution of the Intercreditor Deed;

(d)	[Any corporate authorisations and consents necessary for the Company to execute and perform its obligations under the Bank Documents and the Project Documents to which it is a party.]
[No corporate authorisations or consents are required for the Company to execute and perform its obligations under the Bank Documents and the Project Documents to which it is a party.] [Note: include either this statement or paragraph (c) above]
The Company is solvent. The corporate authorisations are in full force and effect and the Company is not prevented by any of the Corporations Act 2001 (Cth) or the Companies Act 1997 (PNG) or any analogous law in the jurisdiction of incorporation of the Company from entering into and performing any agreement or security relating to the Bank Documents and Project Documents to which it is a party.
Dated this            day of                      2007
Secretary/Director
Print Name

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 5
FORM OF FLOATING RATE LEASE AGREEMENT
[Date]
[*]
Morobe Consolidated Goldfields Limited (the Lessee)
Dear [*]
LEASE UNDER MASTER LEASE AGREEMENT DATED
At the Lessee’s request Westpac Bank PNG Limited (Westpac) has agreed to acquire the items described in the Details Schedule below (the Equipment) which are manufactured or supplied directly or indirectly by the manufacturer or supplier named in the Details Schedule.
Westpac agrees to lease the Equipment to the Lessee on the terms of this Agreement. The rate and period of the lease are set out in the Details Schedule below.
This Lease is executed in the place named in the Details Schedule.
Please sign and return a copy of this letter by [date]. By doing so, the Lessee confirms that the information in the following Details Schedule is correct and that it is not in breach of any of the terms of the Master Lease Agreement between the Lessee and Westpac dated [*] 2007 (the Master Lease Agreement).

DETAILS SCHEDULE

1.	Date of execution of this Lease.	[*]

2.	Place of execution of this Lease.	[*]

3.	Cost of Equipment.	[*]

4.	Purchase Date.	[*]

5.	Order Date.	[*]

6.	Invoice No./ Date (attach copy).	[*]

7.	Commencement date of this Lease.	[To be the date of payment of the Order Instalment]

8.	Expiry date.	[31 October 2011]

9.	Residual Value of the Equipment payable at termination of this Lease.	US$1

10.	Description of Equipment	[*]

Morobe Consolidated Goldfields Limited - Master Lease Agreement

DETAILS SCHEDULE
. General Description of Equipment
. Asset ID/ Identification of Equipment
. Lessee’s internal code (if any)

11.	Base Rate	[Interim Interest Instalments – 30-day US-Libor cash rate]
[Term Instalments — 90-day US-Libor cash rate]

12.	Rent Instalments (subject to adjustment)	[To include:
(a) — monthly Interim Interest Instalments (calculated daily for the period ending on 15th of each month (or, for the last Interim Interest Instalment, the Delivery Date) using the Base Rate plus the Margin in respect of the balance of each Lease payable from the drawdown date until the Delivery Date).

Interim Interest Instalments are [calculated in advance and payable in arrears] on each Interim Instalment Date;

(b) – Term Instalment from the Delivery Date to the first Term Instalment Date calculated as the Funded Amount multiplied by the Base Rate plus the Margin on the Delivery Date multiplied by the number of days from the Delivery Date to the first Term Instalment Date.

Term Instalments under this paragraph (b) are payable in arrears on the first Term Instalment Date; and

(c) — Term Instalments from the first Term Instalment Date until maturity of the Lease (calculated for each individual Lease to amortise the Funded Amount to the Residual Value at the Base Rate plus the Margin over the term of the Lease). The first Term Instalment under this paragraph will be determined using the Base Rate applying on the Delivery Date. Subsequent Term Instalments will be calculated using the Base Rate applying as at the previous Term Instalment Date.

Term Instalments under this paragraph are payable quarterly in advance commencing from the first Term Instalment Date until maturity of the relevant individual Lease.

Morobe Consolidated Goldfields Limited - Master Lease Agreement

DETAILS SCHEDULE

13.	Rent Instalment Dates.	In respect of Interim Interest Instalments, the 15th of each month and the Delivery Date (each an Interim Instalment Date).

In respect of Term Instalments, each 15 March, 15 June, 15 September and 15 December after the Delivery Date (each a Term Instalment Date).

14.	Name of manufacturer or supplier of Equipment.	[*]

15.	Location of Equipment/ Premises.	[*]

16.	Method to be used when calculating Casualty and	[*]% p.a.
Termination Value:

The present value at the date of termination of:

(a) the Residual Value of the Equipment; plus

(b) all Rent Instalments that would have been payable during the period of this Lease but for the termination less all Rent Instalments paid up to the date of termination. The present value will be as determined by Westpac by applying a discount rate of:
schedule of Lease Terms
The Schedule of Lease Terms attached to and incorporated in the Master Lease Agreement dated [date] apply to this Lease as if set out in full and as if a reference to this Lease in that schedule was a reference to this Lease.
Signed for WESTPAC BANK PNG LIMITED by its attorney [under the authority of a [registered*] power of attorney dated].

(sign here)
I have no notice of the revocation of the power of attorney.

Name:
Attorney

Morobe Consolidated Goldfields - Master Lease Agreement
Accepted and agreed by MOROBE CONSOLIDATED GOLDFIELDS LIMITED

Authorised Signatory	Print Name

(as per Lease Schedule 4A – Form of Verification Certificate)

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 6
Form of Drawdown Notice

TO:	Paul Crimmins
Head of Relationship Banking
Westpac Bank PNG Limited
[*] — Drawdown Notice No [*]
This is an irrevocable notice under clause 2.2 of the Master Lease Agreement dated [*] 2007 (the Master Lease Agreement).
(1)	We wish to draw under the Master Lease Agreement on [*] (the Drawdown Date).
Note: Date is to be a Business Day.
(2)	The total principal amount to be drawn is US$[*].
Note: Amount to comply with the limits in clause 2.2.
(3)	Particulars of the drawdown are as follows:

[Shipping Instalment/PNGP]

(4)	Please remit the proceeds to account number [*] at [*].

(5)	The proceeds of the drawdown will be used to purchase the following item(s) of Equipment: [*]

(6)	This notice is issued in connection with Lease [*] dated [*].

(7)	The expected Delivery Date is [*].

(8)	We represent and warrant to each Indemnified Party on behalf of the Lessee as follows:
(a)	Except as disclosed in paragraph (c) the representations and warranties in the Master Lease Agreement are true as though they had been made at the date of this Drawdown Notice and the Drawdown Date specified above in respect of the facts and circumstances then subsisting.

(b)	Except as disclosed in paragraph (c) no Event of Default or Potential Event of Default subsists or will result from the drawing.

(c)	Details of the exceptions to paragraphs (a) and (b) are as follows: [*], and we [have taken/propose] the following remedial action [*].

(d)	The relevant item of Equipment is:
•	new, depreciable earthmoving or road building equipment and is to be used by the Lessee wholly within Papua New Guinea in connection with the Project;

•	covered by the duly executed Supply Contract (including the Sell Back Option) and Maintenance Contract; and

•	covered by the PRI Policy.
(e)	The proposed maintenance programmes and the Maintenance Contract are sufficient to ensure that the relevant item of Equipment will comply with the requirements of the Sell Back Option.

(f)	All necessary Authorisations in respect of the relevant item of Equipment have been obtained.

Morobe Consolidated Goldfields Limited - Master Lease Agreement
Note: Inclusion of a statement under paragraph (c) will not prejudice the conditions precedent in the agreement.

(9)	[We certify that the Project is fully funded to the date of this Drawdown Notice and the Cost to Complete the Project as set out below is less than the Available Funding for the Project as set out below:

Cost to Complete according to Project construction budget dated [*] (being the most recent and current update of the budget)

Amount of construction costs, operating costs and development costs payable but unpaid, or likely to be payable or incurred to achieve completion of the Project:

The amount of debt service already payable but unpaid or likely to be payable or incurred under the Project Documents or the Bank Documents up to and including the estimated completion date of the Project:

The amount of any other costs including any liquidated damages payable to any person already payable but unpaid or likely to be payable or incurred up to and including the estimated completion date of the Project:

Total Cost to Complete:

Available Funding

Balance in bank accounts:

Available commitment under Project Loan Agreement:

Other amounts which have been committed to be provided (but not yet provided) to the Lessee:

Other (specify)

Total Available Funding:

[Note: to be deleted if adequate cash security has been provided to Westpac under clause 1.2.2]
[(10)	The following Project Document(s) ha[s/ve] been amended or replaced: [*]

We attach a true complete copy of [that/those] Project Document(s). ]
Definitions in the Master Lease Agreement apply when used in this Drawdown Notice.
On behalf of Morobe Consolidated Goldmines Limited
By:
Note: 2 directors are required to sign
Dated [*]

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 7
Form of Deed of Assignment

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 8
Form of Lease Request

TO:	Paul Crimmins
Head of Relationship Banking
Westpac Bank PNG Limited
[*] — Lease Request
This is an irrevocable notice under clause 1.2.2 of the Master Lease Agreement dated [*] 2007 (the Master Lease Agreement).
(1)	We hereby request that Westpac prepare a Lease in respect of the items of Equipment described in this Lease Request.

(2)	We hereby enclose the Order Instalment in respect of the said items of Equipment in the amount of US$[*].

(3)	The Lease shall apply to, and the Order Instalment will be used to purchase, the following item(s) of Equipment: [*]

(4)	The:
(a)	Order Date is [*]; and

(b)	expected Delivery Date is [*].
(5)	We represent and warrant to each Indemnified Party on behalf of the Lessee as follows.
(a)	Except as disclosed in paragraph (c) the representations and warranties in the Master Lease Agreement are true as though they had been made at the date of this Lease Request in respect of the facts and circumstances then subsisting.

(b)	Except as disclosed in paragraph (c) no Event of Default or Potential Event of Default subsists or will result from the issuance of the Lease.

(c)	Details of the exceptions to paragraphs (a) and (b) are as follows: [*], and we [have taken/propose] the following remedial action [*].

(d)	The relevant item of Equipment is:
•	new, depreciable earthmoving or road building equipment and is to be used by the Lessee wholly within Papua New Guinea in connection with the Project;

•	covered by the duly executed Supply Contract (including the Sell Back Option) and Maintenance Contract; and

•	covered by the PRI Policy.
(e)	The proposed maintenance programmes and the Maintenance Contract are sufficient to ensure that the relevant item of Equipment will comply with the requirements of the Sell Back Option.

(f)	All necessary Authorisations in respect of the relevant item of Equipment have been obtained.
Note: Inclusion of a statement under paragraph (c) will not prejudice the conditions precedent in the agreement.

(6)	We certify that the Project is fully funded to the date of this Lease Request and the Cost to Complete the Project as set out below is less than the Available Funding for the Project as set out below:

Morobe Consolidated Goldfields Limited - Master Lease Agreement
Cost to Complete according to Project construction budget dated [*] (being the most recent and current update of the budget)

Amount of construction costs, operating costs and development costs payable but unpaid, or likely to be payable or incurred to achieve completion of the Project:

The amount of debt service already payable but unpaid or likely to be payable or incurred under the Project Documents or the Bank Documents up to and including the estimated completion date of the Project:

The amount of any other costs including any liquidated damages payable to any person already payable but unpaid or likely to be payable or incurred up to and including the estimated completion date of the Project:

Total Cost to Complete:

Available Funding

Balance in bank accounts:

Available commitment under Project Loan Agreement:

Other amounts which have been committed to be provided (but not yet provided) to the Lessee:

Other (specify)

Total Available Funding:

[Note: to be deleted if adequate cash security has been provided to Westpac under clause 1.2.2]
(7)	The following Project Document(s) ha[s/ve] been amended or replaced: [*]

We attach a true complete copy of [that/those] Project Document(s). ]
Definitions in the Master Lease Agreement apply when used in this Lease Request.
On behalf of Morobe Consolidated Goldmines Limited
By:
Note: 2 directors are required to sign
Dated [*]

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 9
Form of Project Loan Agreement

Morobe Consolidated Goldfields Limited - Master Lease Agreement
SCHEDULE 10
Form of Project Charge